Exhibit 10.9

INTELLECTUAL PROPERTY ASSIGNMENT

This Intellectual Property Assignment (this “Assignment”) is effective as of February 12, 2020, by and among CRAIG JALBERT, as Assignee of DAI Holding, LLC pursuant to that certain Trust Agreement and Assignment for the Benefit of Creditors (the “Assignor”) and TA Outfitters, LLC, an Ohio limited liability company (“Assignee”), with a principal place of business at 5345 Creek Road, Blue Ash, OH 45242, and is made in connection with that certain Asset Purchase Agreement (the “Purchase Agreement”), dated as of the date hereof, by and among Assignor and Assignee. All capitalized terms used but not defined in this Assignment have the meanings given to them in the Purchase Agreement.

1. Assignment. Assignor, for good and valuable consideration received, hereby sells, assigns, and transfers to Assignee, its successors and assigns, all of the Assignor’s worldwide rights (including any Intellectual Property Rights (as defined in attached Schedule A), intangible rights, and/or proprietary rights), title, and interests in and to the assets listed on Schedules A and B (the “Assigned IP”), and including without limitation any and all legal actions and rights and remedies at law or in equity for past, present, or future infringements, misappropriations, or other violations of the Assigned IP, including, without limitation, the right to sue for, collect, and retain all damages, profits, proceeds, and all other remedies associated therewith.

2. Transfer. Assignor hereby authorizes and requests the applicable registration authority to transfer the Assigned IP from the Assignor to Assignee.

3. Terms of Purchase Agreement. All the terms of the Purchase Agreement are incorporated herein by this reference. In the event of a conflict between the terms and conditions of this Assignment and the terms and conditions of the Purchase Agreement, the terms and conditions of the Purchase Agreement will govern, supersede, and prevail. Notwithstanding anything to the contrary in this Assignment, nothing herein is intended to, nor will it, limit or otherwise alter the representations, warranties, covenants, and obligations of the parties contained in the Purchase Agreement or the survival thereof.

4. Representations and Warranties. In addition to the representations and warranties made by Assignor in Article IV of the Purchase agreement, Assignor hereby represents and warrants to Assignee that:

A. The Assignor owns all right, title and interest in and to the Assigned IP, free and clear of known liens.

B. The Assignor has not licensed the Assigned IP to any third parties for their use.

C. To the knowledge of the Assignor, the Assigned IP has not and does not infringe(d), violate(d) or misappropriate(d) any Intellectual Property right of any third party. None of the Assigned IP is subject to any outstanding judicial or governmental order and Assignor has not received any communication, and no judicial or governmental proceeding has been instituted, settled or, to Assignor’s knowledge, threatened that alleges any such infringement, violation or misappropriation. To Assignor’s knowledge, no person is misappropriating, violating or infringing upon, or has misappropriated, violated or infringed upon at any time, the Assigned IP.

D. No Assignor employee, shareholder, director, officer or consultant has any rights to or any interest in or to any of the Assigned IP.

4. Successors and Assigns. This Assignment will be binding upon and enforceable against Assignor and its respective successors and permitted assigns and will inure to the benefit of and be enforceable by Assignee and its successors and permitted assigns.

5. No Third-Party Beneficiary. There are no intended third party beneficiaries of this Agreement.

6. Governing Law. This Assignment will be governed by and construed in accordance with the domestic Laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the Commonwealth of Massachusetts.

7. Severability. Any term or provision of this Assignment that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. It is understood that any finding of invalidity of one assignment as effected hereby will not affect the assignment of other Acquired Domain Names.

8. Counterparts. This Assignment may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. An executed signature page of this Assignment delivered by facsimile or PDF transmission will be as effective as an original executed signature page.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Intellectual Property Assignment as of the date first written above.

CRAIG JALBERT, AS ASSIGNEE OF DAI HOLDING, LLC

By:	/s/ Craig Jalbert
Name:	Craig Jalbert
Title:	Assignee

Commonwealth of Massachusetts

County of

On the         day of February 2020, before me, CRAIG JALBERT, as Assignee of DAI Holding, LLC, appeared, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the pcrson(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

Accepted by:

By:	/s/ Arnold Cohen
Name:	Arnold Cohen
Title:	Manager

Schedule A

Intellectual Property Rights

“Intellectual Property Rights” shall mean all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered or unregistered, and all registrations and applications for registration of such trademarks, including intent-to-use applications, all issuances, extensions and renewals of such registrations and applications and the goodwill connected with the use of and symbolized by any of the foregoing; (b) internet domain names, social media handle or page name; (c) original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered or unregistered), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications, and all tangible embodiments of the same, and all licenses and other contract rights, exclusive or non-exclusive, related to the same; (d) confidential information, ideas, formulas, designs, bills of material for each Product, devices, technology, know- how, research and development, inventions, methods, instructions for cutting, sewing, processing and packaging each product, data, databases, processes, compositions and other trade secrets, whether or not patentable; (e) patents, inventions, whether or not patentable, whether or not reduced to practice or whether or not yet made the subject of a pending patent application, patent applications, provisional patent applications, industrial designs, industrial models, including all reissues, divisions, continuations, extensions and reexaminations, and all rights therein provided by multinational treaties or conventions; (f) software; and (g) all rights to sue and recover and retain damages, costs and attorneys’ fees and expenses for past, present and future infringement and any other rights relating to any of the foregoing.

The Assigned IP shall include Assignor’s Intellectual Property Rights, in and to the following assets which relate to or are used or held for use in connection with the Territory Ahead clothing brand:

1. the digital files containing supplier lists and supplier files, and customer lists and customer files, and all catalogues and “customer manuals,” as listed on Schedule B:

2. the trade names and trademarks listed in the Trademark Assignment between Assignor and Assignee as of the date hereof;

3. the URLs and social media handles listed on Schedule A, together with all associated passwords, log-in credentials and all other ownership rights related to such items as listed in the Domain Name and social Media Assignment between Assignor and Assignee as of the date hereof;

4. digital files containing images, logos and type of the catalogues of the Assignor for the last twelve (12) months, as listed on Schedule B ;

5. digital files containing email addresses of customers and the total file size, including the number of email addresses, maintained by any third party on behalf of Assignor, all as set forth on Schedule B.

Schedule A

URLs and social media handles:

www.teritoryahead.com

www.territoryahead.com

www.territoryahead.fashion

www.territoryemail.com

www.theterritoryahead.com

www.ttahead.com

www.facebook.com/territoryahead/

https://twitter.com/territoryahead/

www.instagram.com/territoryahead/

www.pinterest.com/territoryahead/

www.linkedin.com/company/the-territory-ahead.com

Schedule B

Assigned IP

digital files containing supplier list and supplier files, and customer lists and customer files

Territory Ahead

Total File Quantities as of 12/28/19:

0-12 Month:	EOP Net 67,058
13-24 Month:	EOP Net 41,250
25+ Month:	EOP Net 124,151
Total File:	EOP Net 232,459

Database located at Verdolino & Lowey, P.C., 124 Washington St, Foxborough, MA 02035

digital files containing images, logos and type of the catalogues

Territory Ahead product images and logos

All pieces of scanned product illustrations (Adobe Photoshop / TIF format) and logo files located at Verdolino & Lowey, P.C., 124 Washington St, Foxborough, MA 02035 and will be delivered to the Assignee at the Closing.

Territory Ahead product copy

All pieces of scanned product illustrations (MS Word format) located at Verdolino & Lowey, P.C., 124 Washington St, Foxborough, MA 02035 and will be delivered to the Assignee at the Closing.

digital files containing email addresses of customers

Territory Ahead Customer Email File (With email addresses)

Customer e-mail files located at Verdolino & Lowey, P.C., 124 Washington St, Foxborough, MA 02035 and will be delivered to the Assignee at the Closing.

all bills of materials, patterns and instructions for suppliers to cut, sew, process and package each of the products, whether available or stored in paper, electronic or other media.